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Exhibit 99.1



        INVESTOR

            Immediately                MEDIA:            RELATIONS:
                                       Jeff Jacoby    Eric Norris
                                       (215) 299-5896    (215) 299-6538



FMC Confident in its Liquidity and Ability to Support Operations

PHILADELPHIA June 14, 2002 - FMC Corporation (NYSE: FMC) said today that it remains confident in its liquidity, its ability to support all business operations and its plan to refinance upcoming maturities before year-end.

     Senior Vice President and Chief Financial Officer W. Kim Foster, responding to the downgrade by Moody's Investors Service of FMC's credit ratings, said:
"While we are extremely disappointed in Moody's action yesterday, we believe it will have no significant impact on our liquidity and access to the debt markets. On an annualized basis, we expect the interest cost on our existing financings to be approximately $0.03 to $0.04 per share higher on an after-tax, fully diluted basis. There are no financial obligations triggered by Moody's action that would materially impair our liquidity. We continue to pursue expeditiously the refinancing of our long-term debt maturities and revolving credit facility, even though these maturities are not due until near year-end. We remain confident in FMC's strong fundamentals and our ability to generate consistent operating cash flow throughout the current economic trough."

     FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

     Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation

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does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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